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                                                                   EXHIBIT 10.64

                                                                   March 6, 2000

Mr. Pierre A. Narath
Chairman, President and Chief Executive Officer
Touchstone Software Corporation
1538 Turnpike Street
North Andover, Massachusetts 01845

Dear Pierre:

         This letter sets forth certain understandings and agreements among Phoenix Technologies Ltd. ("Phoenix"), Touchstone Software Corporation ("Touchstone"), Unicore Software, Inc. and eSupport.com, Inc. (each a wholly owned subsidiary of Touchstone and collectively, the "Subsidiaries"), with respect to Phoenix's proposed acquisition of all of Touchstone's and the Subsidiaries' respective assets related to the development and licensing of Personal Computer ("PC") software utility packages, system level software packages (including BIOS software), hardware diagnostic software, Internet access optimization software, Internet diagnostic and online software and PC to PC file transfer software (the "Business"), and the assumption of the liabilities of Touchstone and the Subsidiaries related to the Business, on the terms and subject to the conditions set forth below (the "Acquisition").

         The Acquisition will be subject to the execution of a definitive asset purchase agreement and such other agreements and documents as may be necessary or appropriate and containing, among other things, such representations, warranties, conditions, covenants, and indemnities customary in transactions of this kind (the "Agreement"). The following numbered paragraphs summarize our understanding with respect to the matters described in them, but do not, except as otherwise expressly stated in this letter, constitute a legally binding or enforceable agreement or commitment on the part of Touchstone, the Subsidiaries or Phoenix with respect to the matters described therein or impose on either Touchstone, the Subsidiaries or Phoenix an enforceable duty or obligation to negotiate towards or conclude any such agreement or commitment.

          1.      Purchase of Assets

          a. Phoenix will purchase, at the closing ("Closing") specified in the Agreement, (i) all of the assets and properties of Touchstone and the Subsidiaries related to the Business, and

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Mr. Pierre A. Narath
March 6, 2000
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(ii) the number of shares of Touchstone's single class of preferred securities, subject to the terms and conditions of such preferred securities and convertible into shares of Touchstone's common securities (the "Preferred Shares"), equivalent in value to the difference between $9,000,000 and 85% of Touchstone's audited FY 1999 consolidated revenues derived from operations (collectively, the "Assets"). The number of Preferred Shares shall be subject to adjustment at the Closing pursuant to the same formula used to adjust the number of Common Shares to be delivered by Phoenix at the Closing. Subject to the foregoing, the Assets will be substantially the same as the present assets and properties of Touchstone and the Subsidiaries, except for any agreed-upon changes contemplated by the Agreement. The following shall not constitute Assets:

                  (i) Shares or securities issued by third parties, and partnership and other ownership interests of entities not issuing shares or securities, in each case owned by Touchstone for investment purposes and reflected on Touchstone's balance sheet as of the date of Closing;

                  (ii) All office furniture, personal computers, file cabinets, office supplies and similar property presently used by Touchstone's president, his personal assistant and Touchstone's chief financial officer, and all files and records unrelated to the Business; and

                  (iii) All cash, certificates of deposit, notes receivable and like instruments, but excluding all accounts receivable relating to the Business, reflected on Touchstone's balance sheet as of the Closing.

          b. At the Closing, Phoenix will (i) assume all of the liabilities of Touchstone and the Subsidiaries relating to the Business and reflected on Touchstone's audited balance sheet as of December 31, 1999 and any disclosed liabilities of Touchstone and the Subsidiaries incurred in the ordinary course of the Business between December 31, 1999 and the Closing, but shall specifically exclude all extraordinary items (as defined in the Agreement) and liabilities incurred other than in the regular and ordinary course of the Business ("Liabilities"), subject to the establishment of the escrow described in Section 2.c, and (ii) pay Touchstone a purchase price composed of (x) $4,500,000 in immediately available funds (subject to adjustment pursuant to Section 1.c below) and (y) the number of shares of Phoenix common stock ("Common Shares") determined pursuant to Section 1.d below subject to the registration schedule set forth in Section 1.e below. The Liabilities assumed will include the assumption of approximately $530,000 of long-term indebtedness recorded on Touchstone's balance sheet as of the date of this letter.

          c. The amount payable at Closing in immediately available funds is based on Touchstone's consolidated revenues derived from its operations ("Consolidated Revenues") as reported on a pro forma basis for its fiscal year 1999 ending December 31st. In the event the total of Touchstone's audited fiscal year 1999 Consolidated Revenues differ by more than ten (10%) percent (the "Threshold") from the pro forma total for the same period, the amount of


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Mr. Pierre A. Narath
March 6, 2000
Page 3

immediately available funds payable at the Closing will be adjusted upward or downward, on a dollar for dollar basis, by the amount of the difference, above the Threshold, between the statements of pro forma and audited Consolidated Revenues.

         d. The number of Phoenix Common Shares delivered at the Closing shall be calculated by dividing $4.5 million by the average closing share price of the Common Shares for the 30 consecutive trading days (the "30 Day Trailing Average") immediately prior to the date of the Closing as reported on NASDAQ; provided however, that if the 30 Day Trailing Average determined as of three (3) trading days prior to the Closing:

                  (i) is at least 115% of the closing share price on the first day of such 30 Day Trailing Average (the "First Day Share Price"), then the number of Common Shares to be delivered shall be calculated by dividing $4.5 million by the First Day Share Price and multiplying the result by the product of dividing 115% of the First Day Share Price by the 30 Day Trailing Average; or

                  (ii) is no greater than 85% of the First Day Share Price, then the number of Common Shares to be delivered shall be calculated by dividing $4.5 million by the First Day Share Price and multiplying the result by the product of dividing 85% of the First Day Share Price by the 30 Day Trailing Average.

          e. At the Closing, 50% of the Common Shares will be delivered in registered, unrestricted form, and 50% shall be delivered in unregistered, restricted form. Not later than 180 days after the date of the Closing, Phoenix, at its expense and in accordance with applicable securities laws, will register the Common Shares that were delivered in restricted form, and remove or cancel any restrictions applicable to such Common Shares.

          2.      Other Provisions

          a. In accordance with a Lockup Agreement to be entered into at the Closing by and between Phoenix and Touchstone, (i) Phoenix will not sell any Preferred Shares during the two (2) years after the Closing, after which time Phoenix will have the right to sell up to 50% of the Preferred Shares without restriction. Four (4) years after the Closing, Phoenix will have the right to sell the balance of the Preferred Shares without restriction. Any sale of Preferred Shares or Common Shares resulting from the transactions contemplated hereby shall be in compliance with applicable securities laws.

          b. Phoenix's obligation to close shall be conditioned on, among other things, Touchstone and its president entering into a noncompetition agreement with Phoenix on terms satisfactory to Phoenix, Touchstone and its president; provided, however that: (i) the term of the


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Mr. Pierre A. Narath
March 6, 2000
Page 4


non-compete shall be two (2) years from the date of the Closing; (ii) the scope of the non-compete shall be limited to the Business, and shall include a prohibition on the direct or indirect (x) solicitation or hiring of any former Touchstone or any Subsidiary's employees identifiable to, and hired by Phoenix in connection with, the Business, as identified by Phoenix to Touchstone on the date of the Closing, and (y) solicitation of any business relationship with customers of the Business existing as of the date of Closing, but shall exclude from its scope the acquisition by Touchstone during the non-compete term of an ownership interest of five (5) percent or less in any publicly traded direct competitor of Phoenix and (iii) as consideration for his agreement to, and full and faithful performance of, the provisions of the noncompetition agreement, at the Closing, Phoenix shall forgive the outstanding promissory note executed by the president of Touchstone in Phoenix's favor and any accrued and unpaid interest thereon. During the second year of the non-compete term, the president of Touchstone may engage in activities that would otherwise be prohibited by the terms of the noncompetition agreement, upon obtaining the advance written consent of Phoenix, which consent shall not be unreasonably withheld or delayed. It is expressly stated that the terms and conditions of section 2(f) of this letter shall be excluded from the non-competition obligations contained herein.

          c. The Agreement will contain provisions for the escrow of ten percent (10%) of the purchase price for a period of one year after the Closing to secure Phoenix against undisclosed liabilities, misrepresentations and breaches of warranties, covenants, and agreements by Touchstone and the Subsidiaries (collectively, "Losses"); provided, however, that the deposit of the escrow shall be in kind (on a proportionate basis) with respect to the cash and stock portions of the purchase price; and provided further that, with respect to any Loss arising during the escrow period, the value of the Common Shares held in escrow and available for payment of the Loss shall be the average closing share price of the Common Shares as reported on NASDAQ for the trading day immediately prior to date of the Closing, and provided further that (i) no Losses shall be paid until the aggregate Losses exceed $125,000 (the "Basket"), at which time all Losses shall be paid in full without deduction, (ii) no individual Loss of less than $5,000 shall be applied to meeting the Basket and (iii) at the option of Touchstone, Touchstone may satisfy any such Loss with the cash portion of the escrow in lieu of the Common Shares. During the escrow period, the escrow shall be held and maintained by an independent escrow agent, with the cost and expense of said escrow agent to be the sole responsibility of Phoenix. During the escrow period, Touchstone shall be entitled to receive any interest earned on the cash portion of the purchase price held in escrow or any increase in the value of the Common Stock held in escrow. Touchstone shall further be entitled to all dividends and voting rights with respect to the shares of the Common Stock held in escrow during the escrow period.

         d. Except as may otherwise be provided in this letter, Phoenix, Touchstone and the Subsidiaries will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisers, incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated thereby; provided however, that if Closing occurs, Phoenix will reimburse


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Mr. Pierre A. Narath
March 6, 2000
Page 5

Touchstone at the Closing for up to $50,000 of directly related expenses incurred by Touchstone and the Subsidiaries.

          e. Phoenix will develop at its expense a retention plan to identify Touchstone and Subsidiary employees with critical skills, and will make employment offers to such individuals, which offers will include stock option grants that take into consideration the option grant practices observed by Touchstone, to the extent such practices are consistent with Phoenix's currently effective option plan. Touchstone and the Subsidiaries will terminate all of such employees' employment simultaneously with the Closing and pay all accrued salaries, vacation and other benefits to such employees at such time, subject to reimbursement by Phoenix at the Closing of up to $150,000 of such incurred expenses. In addition, Phoenix will offer employment to Mr. Jason K. Raza for a period of two (2) years following the Closing pursuant to the provisions of a mutually satisfactory agreement of employment.

          f. During the period in which Phoenix owns the Preferred Shares, if Phoenix agrees to invest in any third party in furtherance of its PhoenixNet business strategy and funding, in addition to the kinds and amounts Phoenix is willing to provide is necessary or advisable, Phoenix will use its best efforts to refer such party and the investment opportunity to Touchstone for direct negotiations. During the same period, if Phoenix is presented with and declines an investment proposal by a party with whom Phoenix has a business relationship related to PhoenixNet (a "PhoenixNet Partner"), Phoenix will refer the PhoenixNet Partner and its proposal to Touchstone, to the extent referral is consistent with any applicable confidentiality obligation assumed by Phoenix in connection with its consideration of the proposal.

          g. The Closing will take place at a location mutually acceptable to the parties hereto, or by mail, if the parties so agree, within 30 days of the last to occur of:

                  (i)      the execution and delivery of the Agreement;

                  (ii) if required, compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act (the "Act"); and

                  (ii) the approval of the respective Boards of Directors of the parties and, to the extent required, the approval of their respective shareholders.

          h. If any filing under the Act is required, Phoenix, Touchstone and the Subsidiaries will cooperate with one another and proceed, as promptly as is reasonably practicable, to prepare and file the notifications required by the Act, to seek to obtain all necessary consents and approvals from lenders and landlords, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Agreement including, without limitation bulk sales or similar laws.


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Mr. Pierre A. Narath
March 6, 2000
Page 6

          i. During the term of this letter, Touchstone and each Subsidiary grant Phoenix and its representatives full and free access to Touchstone's and each Subsidiary's respective properties, employees, facilities, books, records, financial and operating data, contracts and other documents, subject to the terms and conditions of the Confidentiality and Non-Disclosure Agreement previously executed between the parties and dated as of February 14, 2000. Notwithstanding the foregoing, neither Phoenix nor its agents will contact, directly or indirectly, any of Touchstone's or a Subsidiary's customers, vendors, suppliers or employees without first obtaining the consent of Touchstone or each Subsidiary, which consent shall not be delayed or unreasonably withheld. Touchstone and each Subsidiary shall cooperate with Phoenix in arranging contacts and communications with such customers, vendors, suppliers and employees.

          j. Touchstone and each Subsidiary agree that, from and after the execution of this letter of intent until the termination hereof in accordance with paragraph 3 below, no director, officer, employee, agent or representative of Touchstone or either Subsidiary will, directly or indirectly, initiate contact with, solicit or encourage any inquiries or proposals by, or participate in any discussions or negotiations with, or afford any access to its properties, books, and records to, any corporation, person or other entity regarding the sale, transfer or other disposition of the Business, or regarding any other business combination, which would be inconsistent with the intent of the parties as set forth in this letter. Touchstone will provide Phoenix with immediate written notice in the event of any solicitation, inquiry or expression of interest made by any third party to any of the foregoing persons.

          k. Phoenix, Touchstone and the Subsidiaries each agree not to disclose to any person or entity (excluding any stockholder of any entity specified herein) or to make any public statement of this proposed transaction or of this letter of intent without the prior written consent of the other party hereto, except any disclosure required by law, prior to Closing. However, Phoenix, Touchstone and the Subsidiaries understand that certain disclosures regarding this proposed transaction may be made to (a) their employees and agents on a need-to-know basis, and (b) any entity whose consent or approval may be required in connection with this proposed transaction, provided that prior to any such disclosure pursuant to (b) above, the disclosing party will use its best efforts to provide the other party with reasonable notice, the opportunity to comment thereon, and, if the notice is in writing, a draft of it.

          3.      Termination

          The obligations of the parties under Sections 2.h through 2.k inclusive of this letter of intent will terminate on the earlier of (i) Touchstone's notice of its election not to proceed with or consummate the Acquisition, but only if given to Phoenix within three (3) business days of any proposal by Phoenix to reduce or modify the purchase price or restructure any of the material terms or conditions of the Acquisition, (ii) March 31, 2000, or (iii) the execution of the Agreement, provided however, that such termination shall not relieve any party of liability for its breach of any obligation occurring prior to such termination.

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Mr. Pierre A. Narath
March 6, 2000
Page 7

          4.      Miscellaneous

          a. In the event that the Closing does not occur and the Acquisition is not consummated for any reason, neither Phoenix, nor any Phoenix subsidiary, shall, directly or indirectly for a period of two (2) years after the date of execution of this letter, employ, hire, cause to be employed or hired away, entice away, solicit or establish a business with any then current officer, employee, or director of Touchstone or either Subsidiary. Solicitation or employment of such officers, employees and directors resulting from general advertisements on the Internet, in newspapers or other mass media shall not constitute a breach or violation of this Section 4.a, provided that within three (3) days of extending an offer of employment to such officer, employee or director of Touchstone or either Subsidiary, Phoenix shall give written notice to Touchstone thereof.

          b. The consummation of the Acquisition is conditioned (i) upon Touchstone's satisfaction of the federal income tax treatment of the Acquisition, with respect to Touchstone and each Subsidiary; and (ii) Phoenix making certain representations, warranties and covenants relating to the Common Shares.

          c. This letter shall be governed by, and construed in accordance with the laws of the State of California, excluding its choice of law principles. Except as otherwise provided herein, this letter may not be amended, terminated, waived or rescinded except pursuant to a written agreement duly executed by the parties hereto. This letter may be signed in facsimile counterparts, each of which will constitute an original but all of which shall constitute one and the same instrument.

          Upon the execution of counterparts of this letter on behalf of Touchstone and the Subsidiaries, Sections 2.h through 2.k inclusive and Sections 3 and 4.a will constitute legally binding agreements which are enforceable against the respective party or parties, regardless of whether the parties later execute or fail to execute the Agreement. Except as to the foregoing provisions, the statements of intent or understandings expressed in this letter are not deemed to constitute an offer, acceptance or legally binding agreement, and do not create any rights or obligations for or on the part of Phoenix, Touchstone or the respective Subsidiaries.

          Please indicate your agreement to the terms summarized above by signing and returning a copy of this letter to the undersigned. Following receipt, our due diligence will proceed, and we will begin preparation of the definitive asset purchase agreement pursuant to which our

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Mr. Pierre A. Narath
March 6, 2000
Page 8


respective obligations with respect to the Acquisition will arise.

                              Very truly yours,

                              PHOENIX TECHNOLOGIES LTD.


                              By: /s/ ALBERT E. SISTO
                                  ---------------------------------------------
                                  Albert E. Sisto
                                  Chairman, President & Chief Executive Officer

Acknowledged And Agreed To
this 6th day of March 2000

TOUCHSTONE SOFTWARE CORPORATION


By: /s/ PIERRE A. NARATH
    ------------------------------
        Pierre A. Narath
        President

Date: March 6, 2000
      ----------------------------

ESUPPORT.COM, INC.


By: /s/ PIERRE A. NARATH
    ------------------------------
        Pierre A. Narath
        President

Date: March 6, 2000
      ----------------------------

UNICORE SOFTWARE, INC.


By: /s/ PIERRE A. NARATH
    ------------------------------
        Pierre A. Narath
        President

Date: March 6, 2000
      ----------------------------